Exhibit 99.1

Core-Mark Sales Increased Eleven Percent for the Third Quarter of 2006 & Nine Percent for the first Nine Months of 2006

South San Francisco, California – November 10, 2006 – Core-Mark Holding Company, Inc. (Nasdaq: CORE), announced its financial results for the third quarter ended September 30, 2006 today. Net sales for the third quarter of 2006 were $1.48 billion compared to $1.33 billion for the third quarter of 2005, an 11% increase. Excise taxes which are included in net sales, were $384 million for the third quarter 2006 and $329 million for the third quarter of 2005.

Three months ended September 30, 2006 Financial Results – A Summary

Net income was $4.4 million or $0.40 per fully diluted share for the third quarter of 2006. This compares with third quarter 2005 net income of $0.9 million or $0.08 per fully diluted share.

Net sales for the third quarter of 2006 were $1.48 billion, compared to $1.33 billion for the same period in 2005, the increase primarily driven by the Klein operations. Income from operations for the three months ended September 30, 2006 was $8.2 million compared to $8.2 million for the quarter ended September 30, 2005. The results for the three months ended September 30, 2006 included LIFO expense of $0.8 million. The results for the three months ended September 30, 2005 included $0.3 million in cigarette holding profits and a LIFO expense of $1.8 million.

Interest expense for the third quarter of 2006 was $1.2 million compared to $3.3 million for the third quarter of 2005, a decrease due primarily to lower interest rates under the Company’s new 2005 Credit Facility. The third quarter of 2005 included a $2.6 million loss on early extinguishment of debt.

As of September 30, 2006, the Company had $68.8 million in long-term debt and $41.6 million in letters of credit outstanding. The Company’s long-term debt was $126.8 million and $40.8 million in letters of credit were outstanding as of June 30, 2006. The reduction in debt relative to the second quarter was due primarily to seasonal declines in working capital requirements and the increase in accounts payable resulting from Klein operations subsequent to the acquisition in June 2006.

Nine months ended September 30, 2006 Financial Results – A Summary

Net income was $13.0 million or $1.19 per fully diluted share for the first nine months of 2006. This compares with the first nine months of 2005 net income of $5.9 million or $0.57 per fully diluted share.

Net sales for the first nine months of 2006 were $4.01 billion, compared to $3.68 billion for the same period in 2005. Income from operations for the first nine months ended September 30, 2006 was $24.6 million compared to $24.5 million for the nine months ended September 30, 2005. The results for the nine months ended September 30, 2006 included a $2.0 million reduction in workers’ compensation expense resulting from a favorable settlement, $1.6 million reversal of a vendor payables determined not due and collection of previously written off customer receivables, $0.6 million in cigarette holding profits and a LIFO expense of $3.7 million. The results for the nine months ended September 30, 2005 included a $1.4 million benefit from an unanticipated bad debt recovery, $1.0 million in unanticipated insurance recovery, $5.3 million in cigarette holding profits and a LIFO expense of $5.0 million.

Interest expense for the first nine months of 2006 was $2.5 million compared to $9.5 million for the first nine months of 2005, a decrease due primarily to lower interest rates under the Company’s new 2005 Credit Facility and a reduction in average borrowings during the period. The nine months ended September 30, 2005 included a $2.6 million loss on early extinguishment of debt.

Guidance

Core-Mark reiterated its expectations of approximately $5.25 billion in net sales for 2006, including sales related to the Klein acquisition in June 2006. The net sales reflect the loss of sales due to the Imperial Tobacco decision to deliver its product directly to customers, which was launched September 5, 2006. These forecasts assume no new national account wins or losses, no additional excise tax increases nor increases in net sales as a result of additional acquisitions.

The capital expenditure plan, reaffirmed, is expected to total approximately $16 million for 2006, which assumes no additional acquisitions. The increase in planned capital expenditures from 2005 is based primarily on a plan to replace one of the Company’s older distribution centers and investment in new refrigeration equipment.

Investors Conference Call

Interested investors are invited to join Core-Mark’s investor conference call Tuesday November 14, 2006 at 9 a.m. Pacific (noon Eastern) to discuss these results.

To participate in the call please dial 1-866-877-3102 from the US and Canada and follow the operator’s instructions. Callers outside the US and Canada should dial 706-679-6987. The conference call code is 1782133. To access the live webcast, log onto Core-Mark’s web site at www.core-mark.com and then select the investor relations section. Participants should log on at least 5 minutes before the call begins.

The call will be available for replay for two weeks after the completion of the event. The replay will be available starting November 14, 2006 at 12:00 noon Pacific by dialing 1-800-642-1687 or investors can replay the webcast by visiting www.core-mark.com under the investor relations section.

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About Core-Mark

Core-Mark is one of the largest broad-line, full-service wholesale distributors of packaged consumer products to the convenience retail industry in North America. Founded in 1888, Core-Mark provides distribution and logistics services as well as marketing programs to over 22,000 retail locations in 45 states and five Canadian provinces through 24 distribution centers, two of which Core-Mark operate as third party logistics providers. Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. For more information, please visit www.core-mark.com

Core-Mark Safe Harbor

This press release contains forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as may, believe, will, expect, project, estimate, anticipate, plan or continue. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: economic conditions affecting the cigarette and consumable goods industry; the adverse effect of legislation and other matters affecting the cigarette industry; financial risks associated with purchasing cigarettes and other tobacco products from certain product manufacturers; increases in excise and other taxes on cigarettes and other tobacco products; increased competition in the distribution industry; disintermediation; our reliance on income from rebates, allowances and other incentive programs; our dependence on the convenience store industry; our dependence on certain customers; the risk that we may not be able to retain and attract customers; our inability to borrow additional capital; failure of our suppliers to provide products; the negative affects of product liability claims; the loss of key personnel, our inability to attract and retain new qualified personnel or the failure to renew collective bargaining agreements covering certain of our employees; currency exchange rate fluctuations; government regulation; the risk that we may be unable to successfully integrate the operations of businesses we acquire, and the risk that our suppliers may raise their prices or reduce the availability of their products to us, decisions by our suppliers to engage in direct distributions and the residual effects of the Fleming Company Inc.’s (Fleming) bankruptcy on our customer, supplier and employee relationships, and our results of operations.

These forward-looking statements speak only as of the date of this press release. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Milton Draper, Director of Investor Relations at 650-589-9445X3027 or mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

(Unaudited)

	September 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$20.8	$30.0
Restricted cash	9.5	10.8
Accounts receivable, net of allowance for doubtful accounts of $6.0 and $6.5, respectively	151.2	128.6
Other receivables, net	32.2	27.2
Inventories, net	198.8	199.7
Deposits and prepayments	25.1	18.6
Total current assets	437.6	414.9

Property and equipment, net	52.0	40.9
Deferred income taxes	1.8	2.1
Goodwill	3.3	—
Other non-current assets, net	52.2	52.5

Total assets	$546.9	$510.4

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$81.0	$46.3
Book overdrafts	13.5	20.2
Cigarette and tobacco taxes payable	42.9	64.0
Accrued liabilities	61.2	59.3
Income taxes payable	5.1	6.0
Deferred income taxes	13.3	13.3

Total current liabilities	217.0	209.1
Long-term debt, net	68.8	59.6
Other tax liabilities	4.5	3.9
Claims liabilities, net of current portion	40.4	41.0
Pension liabilities	10.8	12.2

Total liabilities	341.5	325.8

Commitments and Contingencies
Stockholders’ equity:
Common stock; $0.01 par value (50,000,000 shares authorized; 10,151,183 and 9,809,929 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively)	0.1	0.1
Additional paid-in capital	173.5	166.1
Retained earnings	32.6	19.6
Accumulated other comprehensive loss	(0.8)	(1.2)

Total stockholders’ equity	205.4	184.6

Total liabilities and stockholders’ equity	$546.9	$510.4

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net sales	$1,482.0	$1,333.3	$4,006.5	$3,681.2
Cost of goods sold	1,403.0	1,262.4	3,789.2	3,474.9

Gross profit	79.0	70.9	217.3	206.3

Warehousing and distribution expenses	42.3	37.1	111.8	102.5
Selling, general and administrative expenses	28.1	25.2	79.8	78.4
Amortization of intangible assets	0.4	0.4	1.1	0.9

Total operating expenses	70.8	62.7	192.7	181.8

Income from operations	8.2	8.2	24.6	24.5
Interest expense, net	1.2	3.3	2.5	9.5
Loss on early extinguishment of debt	—	2.6	—	2.6
Foreign currency transaction (gains) losses, net	—	—	(0.4)	0.6
Amortization of debt issuance costs	0.1	0.4	0.3	0.9

Income before income taxes	6.9	1.9	22.2	10.9
Provision for income taxes	2.5	1.0	9.2	5.0

Net income	$4.4	$0.9	$13.0	$5.9

Basic income per common share	$0.43	$0.09	$1.30	$0.61
Diluted income per common share	$0.40	$0.08	$1.19	$0.57
Basic weighted average shares	10.1	9.8	10.0	9.8
Diluted weighted average shares	10.9	10.5	10.9	10.4

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended September 30,
	2006	2005
Cash flows from operating activities:
Net income	$13.0	$5.9
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	4.5	5.0
Amortization of stock-based compensation expense	3.3	3.0
Bad debt reserves, net	(0.4)	0.6
Depreciation and amortization	9.5	11.7
Loss on extinguishment of debt	—	2.3
Foreign currency transaction (gains) losses, net	(0.4)	0.6
Deferred income taxes	0.2	(3.5)
Changes in operating assets and liabilities:
Accounts receivable	(2.9)	(9.3)
Other receivables	(1.9)	11.1
Inventories	17.5	26.3
Deposits, prepayments and other non-current assets	(6.4)	(5.4)
Accounts payable	34.3	3.1
Cigarette and tobacco taxes payable	(22.6)	11.1
Pension, claims and other accrued liabilities and income taxes payable	(1.3)	(10.7)

Net cash provided by operating activities	46.4	51.8

Cash flows from investing activities:
Restricted cash	1.7	(0.1)
Acquisition of business, net of cash acquired	(55.8)	—
Additions to property and equipment, net	(8.2)	(4.2)
Proceeds from sale of fixed assets	0.3	—

Net cash used in investing activities	(62.0)	(4.3)

Cash flows from financing activities:
Payments made under 2004 revolving credit facility, net	—	(9.3)
Borrowings under 2005 revolving credit facility, net	9.2	—
Principal payments on long-term debt	—	(35.5)
Cash proceeds from exercise of common stock options and warrants	2.5	—
Excess tax deductions associated with stock-based compensation	1.7	—
Increase (decrease) in book overdrafts	(6.7)	0.8

Net cash provided by (used in) financing activities	6.7	(44.0)

Effects of changes in foreign exchange rates	(0.3)	0.7
Increase (decrease) in cash and cash equivalents	(9.2)	4.2
Cash and cash equivalents, beginning period	30.0	26.2

Cash and cash equivalents, end of period	$20.8	$30.4

Supplemental disclosures:
Cash paid during the period for:
Income taxes	$7.6	$20.7
Interest	$2.9	$9.4